Exhibit 2.1

Agreement and Plan of Merger
by and among

BELLACASA PRODUCTIONS, INC.

 a Nevada corporation

WIFIMED ACQUISITION, INC.

a Delaware corporation

and

WiFiMed, Inc.

a Delaware corporation

SEPTEMBER ____, 2006

TABLE OF CONTENTS

ARTICLE I.   THE MERGER. 2
Section 1.01    The Merger. 2
Section 1.02    Closing Date. 2
Section 1.03    Effective Date. 3
Section 1.04    Articles of Incorporation and Bylaws of Surviving Corporation. 3
Section 1.05    Directors and Officers of Surviving Corporation. 3
Section 1.06    Rights and Liabilities of Surviving Corporation in Merger. 3
Section 1.07    Further Assurances. 3

ARTICLE II.   CONVERSION OF SECURITIES. 4
Section 2.01    Treatment of WiFiMed Options. 4
Section 2.02    Treatment of WiFiMed Warrants. 4
Section 2.03    Treatment of WiFiMed Series A and Series B Preferred Stock. 4
Section 2.04    BCP Reverse Split. 4
Section 2.05    Treatment of the Pre-Merger WiFiMed Shares. 4
Section 2.06    Treatment of NEWCO Shares. 5
Section 2.07    Ownership/Voting Rights of Pre-Merger WiFiMed Shares. 5
Section 2.08    Dissenting Shares. 5
Section 2.09    Exchange Procedures. 6

ARTICLE III.   REPRESENTATIONS AND Warranties of BCP and NEWCO.. 7
Section 3.01    Organization. 7
Section 3.02    Subsidiaries. 7
Section 3.03    Capitalization. 7
Section 3.04    Authority. 8
Section 3.05    No Violations: Consents and Approvals. 8
Section 3.06    Related Party Transactions. 9
Section 3.07    SEC Reports; Financial Statements. 9
Section 3.08    Title to Assets. 10
Section 3.09    Accounts Receivable. 10
Section 3.10    Liabilities; Claims. 10
Section 3.11    Absence of Certain Changes. 10
Section 3.12    Finder's Fees. 11
Section 3.13    Compliance With Laws. 11
Section 3.14    Legal Proceedings. 11
Section 3.15    Employee Benefits. 11
Section 3.16    Taxes. 12
Section 3.17    Intellectual Property. 12
Section 3.18    Absence of Certain Business Practice. 12
Section 3.19    Issuances of Securities. 12
Section 3.20    Adverse Officer and Director Information. 12
Section 3.21    Full Disclosure. 13

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF WiFiMed. 14
Section 4.01    Organization. 14
Section 4.02    Subsidiaries. 14
Section 4.03    Capitalization. 14
Section 4.04    Authority. 15
Section 4.05    No Violations; Consents and Approvals. 15
Section 4.06    Related Party Contracts. 16
Section 4.07    Financial Statements. 16
Section 4.08    Title to Assets. 17
Section 4.09    Accounts Receivable. 17
Section 4.10    Liabilities; Claims. 17
Section 4.11    Compensation; Loans and Distributions. 17
Section 4.12    Absence of Certain Changes. 17
Section 4.13    Finder's Fees. 19
Section 4.14    Compliance With Laws. 19
Section 4.15    Legal Proceedings. 20
Section 4.16    Employee Benefits. 20
Section 4.17    Taxes. 21
Section 4.18    Intellectual Property. 21
Section 4.19    Absence of Certain Business Practices. 22
Section 4.20    Insurance. 23
Section 4.21    Adverse Officer and Director Information. 23
Section 4.22    Material Contracts. 24
Section 4.23    Full Disclosure. 24

ARTICLE V.   COVENANTS OF BCP AND WiFIMED. 24
Section 5.01    WiFiMed Private Placement. 24
Section 5.02    Conduct of Business of BCP, NEWCO, and WiFiMed. 25
Section 5.03    No Solicitation. 26
Section 5.04    Confidentiality. 27
Section 5.05    Preparation of Information Statement. 27
Section 5.06    Officer and Board Resignations. 28
Section 5.07    Tax Treatment. 28
Section 5.08    Reasonable Efforts; Other Actions. 28
Section 5.09    Public Announcements. 28
Section 5.10    Notification of Certain Matters. 28
Section 5.11    Expenses. 29
Section 5.12    State Antitakeover Laws. 29
Section 5.13    Satisfaction of Conditions. 29

ARTICLE VI.   CONDITIONS TO THE OBLIGATIONS OF NEWCO AND BCP. 29
Section 6.01    Audited Financials. 29
Section 6.02    Conversion of Series A and B Preferred Stock. 30
Section 6.03    Representations Accurate. 30
Section 6.04    Performance. 30
Section 6.05    Officer's Certificate. 30
Section 6.06    Certified Certificate of Incorporation. 30
Section 6.07    Good Standing.. 30
Section 6.08    Material Adverse Change. 30
Section 6.09    Certificate of Merger. 31
Section 6.10    Injunction Illegality. 31
Section 6.11    Compliance with Securities Laws. 31
Section 6.12    Voting Agreements. 31
Section 6.13    Consents. 31
Section 6.14    General. 31

ARTICLE VII.   Conditions TO THE Obligations of WiFiMed. 31
Section 7.01    BCP Name Change, Disposal of Assets, Reverse Split and Increase in Authorized Capital  32
Section 7.02    Adoption of BCP Stock Compensation Plan. 32
Section 7.03    Representations Accurate. 32
Section 7.04    Performance. 32
Section 7.05    Compliance Certificate. 32
Section 7.06    Certified Certificate of Incorporation. 32
Section 7.07    Good Standing.. 33
Section 7.08    Material Adverse Change. 33
Section 7.09    Legal Action. 33
Section 7.10    Certificate of Merger. 33
Section 7.11    Injunction Illegality. 33
Section 7.12    Consents. 33
Section 7.13    General. 33
Section 7.14    Compliance with Securities Laws. 34

ARTICLE VIII.   TERMINATION OF AGREEMENT. 34
Section 8.01    Termination. 34
Section 8.02    Procedure for Termination. 34
Section 8.03    Effect of Termination. 34
ARTICLE IX.   MISCELLANEOUS. 35
Section 9.01    Notices. 35
Section 9.02    Binding Effect. 35
Section 9.03    Headings. 35
Section 9.04    Exhibits and Schedules. 36
Section 9.05    Counterparts. 36
Section 9.06    Governing Law.. 36
Section 9.07    Waivers. 36
Section 9.08    Pronouns. 36
Section 9.09    Joint Drafting.. 36
Section 9.10    Time Periods. 36
Section 9.11    Modification. 36
Section 9.12    Severability. 37
Section 9.13    Survival of Representations and Warranties and Covenants. 37
Section 9.14    Entire Agreement. 37

SCHEDULES:

SCHEDULE 1.05            Directors and Officers of Surviving Corporation
SCHEDULE 3.02            BCP Subsidiaries
SCHEDULE 3.03(a)        BCP Capitalization
SCHEDULE 3.06            BCP Related Party Transactions
SCHEDULE 3.11            BCP Absence of Certain Changes
SCHEDULE 3.20            BCP Adverse Officer and Director Information
SCHEDULE 4.01            WiFiMed Qualifications
SCHEDULE 4.03            WiFiMed Capitalization
SCHEDULE 4.05(b)        WiFiMed Consents and Approvals - Contracts and Material Agreements
SCHEDULE 4.06            WiFiMed Related Party Contracts
SCHEDULE 4.11            WiFiMed Compensation; Loans and Distributions
SCHEDULE 4.12            WiFiMed Absence of Certain Changes
SCHEDULE 4.16            WiFiMed Employee Benefits
SCHEDULE 4.18            WiFiMed Intellectual Property
SCHEDULE 4.18(b)        WiFiMed Intellectual Property – Pending Claims
SCHEDULE 4.18(d)        WiFiMed Intellectual Property – Assignment of Rights
SCHEDULE 4.21            WiFiMed Adverse Officer and Director Information
SCHEDULE 4.22            WiFiMed Material Contracts
SCHEDULE 6.13            Voting Agreements

AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (the "Agreement") is made this _____ day of _____________ 2006, by and among Bellacasa Productions, Inc., a Nevada corporation ("BCP"), WIFIMED ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of BCP ("NEWCO") and WiFiMed, Inc., a Delaware corporation ("WiFiMed").

RECITALS

            A.        WiFiMed is authorized to issue 30,000,000 shares of its common stock, par value $.01 per share ("WiFiMed Common Stock"), of which 7,387,796 shares are issued and outstanding.  WiFiMed is also authorized to issue 10,000,000 shares of preferred stock, par value $.01 per share of which 3,000,000 shares have been designated Series A Preferred Stock ("WiFiMed Series A Preferred Stock") and 1,785,145 shares as Series B Preferred Stock ("WiFiMed Series B Preferred Stock").  There are currently issued and outstanding, 2,924,472 shares of WiFiMed Series A Preferred Stock and 950,824 shares of WiFiMed Series B Preferred Stock.  WiFiMed also has outstanding options to purchase 1,343,750 shares of common stock ("WiFiMed Options"), outstanding warrants to purchase 72,800 shares of WiFiMed Common Stock and outstanding warrants to purchase 428,928 shares of WiFiMed Series B Preferred Stock ("WiFiMed Warrants").  WiFiMed has reserved 3,000,000 shares of its common stock, pursuant to the terms of its 2004 Stock Option Plan.

            WiFiMed also intends to convert the WiFiMed Warrants to WiFiMed Options so that no WiFiMed Warrants will remain outstanding.

            WiFiMed intends to effect a conversion of its Series A and Series B Preferred Stock at a rate of 1:1 so that no shares of preferred stock remain outstanding. The outstanding shares of WiFiMed Common Stock, together with the shares of common stock issuable upon exercise of the WiFiMed Warrants and WiFiMed Options are referred to as the ("Pre-Merger WiFiMed Shares").

            WiFiMed is conducting a private placement to sell up to 4,000,000 shares of its common stock ("WiFiMed Offering Shares") and 520,000 warrants ("WiFiMed Offering Warrants"), in units consisting of 100 shares of common stock and warrants to purchase 13 shares of common stock at a purchase price of $100.00 per unit (the WiFiMed Offering Shares and WiFiMed Offering Warrants, together referred to as the WiFiMed Private Placement").

            B.        BCP is authorized to issue 50,000,000 shares of common stock, par value $.0001 per share (the "BCP Common Stock" or "BCP Common Shares").  There are approximately 39,479,648 shares of common stock issued and outstanding.  BCP is authorized to issue 25,000,000 shares of preferred stock, none of which have been issued.  There are outstanding options and warrants to purchase an aggregate of 865,000 shares of BCP Common Stock.

            C.        NEWCO is a wholly owned subsidiary of BCP and is authorized to issue 1,000 shares of common stock, par value $.001 (referred to as the "NEWCO Shares"), all of which are issued and outstanding and owned by BCP.

            D.        The respective Boards of Directors of BCP, NEWCO and WiFiMed (the "Constituent Companies") deem it advisable and in the best interests of each of the Constituent Companies, and their respective stockholders, to effect a merger transaction in which NEWCO will merge with and into WiFiMed, with WiFiMed remaining as the surviving corporation and a wholly-owned subsidiary of BCP (the "Merger").  In exchange for shares of WiFiMed Common Stock, holders of Pre-Merger WiFiMed Stock will be entitled to receive such number of shares of BCP Common Stock representing approximately 86% of the outstanding common shares of BCP on a fully diluted basis after giving effect to the Merger.  Upon completion of the Merger, BCP will cease all of its current remaining operations and will adopt and continue implementing the Business Executive Summary Plan of WiFiMed.

            E.        The Merger, for Federal income tax purposes, shall be intended to be a tax-free reorganization as described in the Internal Revenue Code of 1986, as amended (the "Code").

            NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Constituent Companies hereby make, adopt and approve this Agreement and prescribe the terms and conditions of the Merger of NEWCO with and into WiFiMed and the mode of carrying the Merger into effect as follows:

ARTICLE I.   THE MERGER

Section 1.01       The Merger

            Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law ("DGCL"), NEWCO will be merged with and into WiFiMed.  WiFiMed shall be the surviving company (hereinafter referred to as WiFiMed or the "Surviving Company").  The separate existence and corporate organization of NEWCO, except insofar as it may be continued by statute, shall cease and WiFiMed shall become a wholly owned subsidiary of BCP.

Section 1.02       Closing Date

            Subject to the provisions of Articles VI, VII, VIII, IX and XI, the closing of the Merger (the "Closing") shall take place no later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as BCP, NEWCO and WiFiMed may, in writing, mutually agree.  The date on which the Closing actually occurs is herein referred to as the "Closing Date."

Section 1.03       Effective Date

            Subject to the terms and conditions of this Agreement, the Merger shall become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State (the "Effective Date").

Section 1.04       Articles of Incorporation and Bylaws of Surviving Corporation

            The Articles of Incorporation of WiFiMed, as in effect immediately prior to the Effective Date, shall constitute and shall continue in full force and effect as the Articles of Incorporation of the Surviving Company unless and until amended in accordance with the DGCL.  The Bylaws of WiFiMed, as in effect immediately prior to the Effective Date, shall constitute and shall continue to be the Bylaws of the Surviving Company unless and until altered, amended or repealed in the manner provided by the DGCL, the Articles of Incorporation or said Bylaws.

Section 1.05       Directors and Officers of Surviving Corporation

            The executive officers and directors of the Surviving Corporation shall be as set forth on Schedule 1.05 and will hold office from and after the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

Section 1.06       Rights and Liabilities of Surviving Corporation in Merger

            On and after the Effective Date, WiFiMed, as the surviving corporation of the Merger, shall succeed to and possess, without further act or deed, all of the rights, and all of the property, real, personal, and mixed, of NEWCO; and all debts, liabilities and duties of NEWCO shall thenceforth attach to WiFiMed and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

Section 1.07       Further Assurances

            If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II.   CONVERSION OF SECURITIES

Section 2.01       Treatment of WiFiMed Options

            Every WiFiMed Option issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into the right to receive an option of BCP based upon the exchange ratio of the WiFiMed Common Stock and at a purchase price to be adjusted to reflect the terms of the exchange.

Section 2.02       Treatment of WiFiMed Warrants

            Prior to the Effective Date of the Merger, each outstanding WiFiMed Warrant to purchase Series B Preferred Stock shall be exchanged on a 1:1 basis for WiFiMed Options.

Section 2.03       Treatment of WiFiMed Series A and Series B Preferred Stock

            Each outstanding share of WiFiMed Series A and Series B Preferred Stock shall be converted into WiFiMed Common Stock prior to the Effective Date of the Merger at the conversion rate of 1:1 so that no shares of WiFiMed Preferred Stock remain outstanding.

Section 2.04       BCP Reverse Split

            At or prior to the effective date BCP shall implement a 10-to-1 reverse split of its common stock, which shall result in an aggregate of approximately 3,900,000 shares of BCP Common Stock outstanding on a fully diluted basis immediately prior to the Effective Date.

Section 2.05       Treatment of the Pre-Merger WiFiMed Shares

            On the Effective Date, the Pre-Merger WiFiMed Shares shall be converted into and exchangeable for that number of shares of BCP Common Stock and BCP Options, such that the BCP Common Stock and BCP Options issued in exchange of the Pre-Merger WiFiMed Shares constitutes 86% of shares of BCP Common Stock on a fully diluted basis on the Effective Date.  Each share of BCP Common Stock shall be fully paid and non-assessable and contain a legend restricting the transfer thereof in accordance with applicable securities laws.  All Pre-Merger WiFiMed Shares shall then be canceled and retired, and each certificate representing Pre-Merger WiFiMed Shares shall thereafter (i) represent only the right to receive BCP Common Stock or BCP Options issuable in exchange for such Pre-Merger WiFiMed Shares or WiFiMed Options upon the surrender of such certificates; and (ii) entitle the holder thereof to vote with respect to, and receive dividends, if any, on such number of shares of BCP Common Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends, if any, shall be paid to such holder, without interest, only upon surrender of certificates.

Section 2.06       Treatment of NEWCO Shares

            Each issued and outstanding share of common stock of NEWCO held by BCP immediately prior to the Effective Date will be converted into and become one validly issued, fully paid and non-assessable share of common stock of WiFiMed.

Section 2.07       Ownership/Voting Rights of Pre-Merger WiFiMed Shares

            On and after the Effective Date and until surrendered for exchange, each outstanding certificate that immediately prior to the Effective Date represented Pre-Merger WiFiMed Shares (except Dissenting Shares) shall be deemed for all purposes, to evidence ownership of and represent the number of whole BCP Common Stock into which such Pre-Merger WiFiMed Shares are convertible pursuant to Section 2.05 above.  The record holder of each such outstanding certificate representing Pre-Merger WiFiMed Shares shall, after the Effective Date, be entitled to vote the BCP Common Stock into which such Pre-Merger WiFiMed Shares shall have been converted or are convertible on any matters on which the holders of record of the BCP Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.  In any matters related to such certificates of Pre-Merger WiFiMed Shares, BCP may conclusively rely upon the record of stockholders maintained by BCP containing the names and addresses of the holders of record of Pre-Merger WiFiMed Shares on the Effective Date.

Section 2.08       Dissenting Shares

            Pre-Merger WiFiMed Shares held by stockholders of WiFiMed who have properly exercised and preserved appraisal rights with respect to those shares ("Dissenting Shares") in accordance with Section 262 of the Delaware General Corporation Law ("DGCL") shall not be converted into or represent a right to receive BCP Common Shares pursuant to Section 2.05 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefore from WiFiMed, as the surviving corporation, in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Date, into and represent the right to receive payment from BCP of BCP Common Shares as provided in Section 2.05 above.

Section 2.09       Exchange Procedures

            (a)       BCP shall authorize its transfer agent, or other such transfer agent as agreed to by the Parties, to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing Pre-Merger WiFiMed Shares or WiFiMed Options for shares and options of BCP Common Stock.

            (b)       Promptly after the Effective Date, the Exchange Agent shall mail or cause to be mailed to each record holder of Pre-Merger WiFiMed Shares or WiFiMed Options, as of the Effective Date, a letter of transmittal and instructions for use in effecting the surrender of the certificates representing said Pre-Merger WiFiMed Shares or WiFiMed Options (the "Certificates") for exchange therefor.

            (c)        Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of BCP Common Stock which such holder has the right to receive under Section 2.05 and such Certificate shall forthwith be canceled.  If any such shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

            (d)       Any portion of the BCP Common Stock made available to the Exchange Agent pursuant to this Section 2.09 that remains unclaimed by the holders of Pre-Merger WiFiMed Shares or WiFiMed Options 12 months after the date on which Certificates representing such Pre-Merger WiFiMed Shares or WiFiMed Options were deposited with the Exchange Agent shall be returned to BCP, upon demand, and any such holder who has not exchanged his, her or its Pre-Merger WiFiMed Shares or WiFiMed Options in accordance with this Section 2.09 prior to that time shall thereafter look only to BCP for his, her or its claim for BCP Common Stock, any cash in lieu of fractional shares and certain dividends or other distributions.  Neither BCP nor NEWCO  shall be liable to any holder of Pre-Merger WiFiMed Shares or WiFiMed Options with respect to any BCP Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e)       If any Certificate representing Pre-Merger WiFiMed Shares or WiFiMed Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BCP, the posting by such person of a bond in such reasonable amount as BCP may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.05 taking account for any stock dividend, stock split or other such action relating to the BCP Common Shares.

ARTICLE III.   REPRESENTATIONS AND Warranties of BCP and NEWCO

            BCP and NEWCO jointly and severally represent, warrant and covenant as follows, except to the extent set forth on the corresponding sections of the Schedule of exceptions attached hereto and made a part hereof:

Section 3.01       Organization

            BCP is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and NEWCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  BCP owns directly all of the outstanding capital stock of NEWCO.  Each of BCP and NEWCO has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of BCP and NEWCO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of BCP and would not delay or prevent the consummation of the transactions contemplated hereby (a "BCP Material Adverse Effect").  BCP previously has delivered or provided access to WiFiMed accurate and complete copies of its Articles of Incorporation and Bylaws, and NEWCO's Articles of Incorporation and Bylaws, each as currently in effect.  Neither of BCP nor NEWCO is in violation of any terms of its Articles of Incorporation or Bylaws.

Section 3.02       Subsidiaries

            Except as set forth on Schedule 3.02, BCP has, and on the Effective Date will have, no subsidiaries, except for NEWCO, nor does it own any direct or indirect interest in any other business entity.  Prior to Closing, BCP shall either wind down or sell the subsidiary set forth on Schedule 3.02.  In the alternative, BCP may spin off the subsidiary set forth on Schedule 3.02 to its pre-merger shareholders provided it shall bear all expenses attendant to the spin off.

Section 3.03       Capitalization

            (a)       BCP is authorized to issue 50,000,000 shares of capital stock of which there are 39,479,648 common shares issued and outstanding; and 25,000,000 shares of preferred stock, par value $.0001 per share, of which none of which are issued or outstanding.  On the Effective Date, there will be issued and outstanding no more than 3,950,000 shares of BCP Common Stock, all of which will be validly issued, fully paid and nonassessable.  Except as set forth on Schedule 3.03(a) and as contemplated by this Agreement, on the Effective Date there will be no issued or outstanding securities and no issued or outstanding options, warrants or other rights, or commitments or agreements of any kind, contingent or otherwise, to purchase or otherwise acquire BCP Shares or any issued or outstanding securities of any nature convertible into BCP Shares.  There is no proxy or any other agreement, arrangement or understanding of any kind authorized, effective or outstanding, which restricts, limits or otherwise affects the right to vote any BCP Shares.

            (b)       The authorized capital stock of NEWCO consists of 1,000 shares of common stock, $.0001 par value, of which one hundred (100) are issued and outstanding and are validly issued, fully paid and nonassessable.  All such shares are issued to BCP.  As of the date hereof, there are no outstanding NEWCO stock options or warrants or any other rights entitling any person  to purchase capital stock of NEWCO.

Section 3.04       Authority

            Each of BCP and NEWCO has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the stockholders of BCP, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of BCP and NEWCO and by BCP as the sole stockholder of NEWCO, and no other corporate proceedings on the part of BCP or NEWCO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  BCP's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BCP and its stockholders and, except as required in exercise of their fiduciary duty, have determined to recommend to such stockholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by each of BCP and NEWCO and, assuming this Agreement constitutes a legal, valid and binding agreement of WiFiMed and the WiFiMed stockholders, constitutes a legal, valid and binding agreement of BCP and NEWCO, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

Section 3.05       No Violations: Consents and Approvals

            (a)       BCP Stockholders.  The agreement of the holders of a majority of the outstanding BCP voting stock is required to (i) to change the state of incorporation of BCP from Nevada to Delaware, (ii) amend BCP's articles of incorporation to effect a reverse split and increase its authorized shares, (iii) to approve the Merger, (iv) approve a name change, (v) if necessary, approve the sale or disposition of any BCP Pre-Merger Assets and (vi) approve the adoption of a Stock Option Plan.  No other vote of the stockholders of WiFiMed is required by Law, the Certificate of Incorporation or Bylaws of WiFiMed or otherwise in order for WiFiMed to consummate the Merger and the transactions contemplated hereby.

            (b)       Contracts and Material Agreements.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by BCP and NEWCO with any of the provisions hereof conflicts with, violates or results in any breach of (i) any contract, agreement, instrument or understanding to which BCP or NEWCO is a party or by which BCP, NEWCO or any of their respective assets or properties is bound; or (ii) subject to the requisite approval of BCP's stockholders, any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to BCP or NEWCO or any of their respective assets or properties, excluding from the foregoing clauses conflicts, violations or breaches which, either individually or in the aggregate, would not have an BCP Material Adverse Effect or materially impair BCP's or NEWCO's ability to consummate the transactions contemplated hereby or for which BCP or NEWCO has received or, prior to the Merger, shall have received appropriate consents or waivers.

            (c)        Governmental Entities.  No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by BCP or NEWCO in connection with the execution and delivery of the Agreement or the consummation by BCP or NEWCO of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware; and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an BCP Material Adverse Effect, or materially impair the ability of BCP or NEWCO to perform its obligations hereunder.

Section 3.06       Related Party Transactions

            Except as set forth in the SEC Reports and on Schedule 3.06, as of  Closing there are no loans, leases, commitments, arrangements of any kind or nature outstanding between BCP and any officer or director of BCP, or any Person related to or affiliated with any officer or director of BCP.

Section 3.07       SEC Reports; Financial Statements

            BCP has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2003 (together "SEC Reports").  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of BCP included in the SEC Reports ("BCP Financial Statements") complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements were prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the BCP as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 3.08       Title to Assets

            BCP, has, and on the Effective Date will have, good and marketable title to all of its furniture, fixtures, equipment, inventory and other assets owned by BCP, and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature.  BCP was, on the date of its most recent BCP Financial Statements, the owner of its inventory as set forth in such BCP Financial Statements and has good and marketable title thereto.

Section 3.09       Accounts Receivable

            The accounts receivable set forth in the BCP Financial Statements represent amounts due for goods sold or services rendered by BCP in the ordinary course of business and, except as reserved for in the BCP Financial Statements, BCP believes are collectable in the ordinary course of business, without any claims by the obligor for set-off, deductions or counterclaims.

Section 3.10       Liabilities; Claims

            There are no liabilities (including, but not limited to, tax liabilities) or claims against BCP (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the BCP Financial Statements.

Section 3.11       Absence of Certain Changes

            Since June 30, 2006, BCP has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a BCP Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.11 or in the BCP SEC Documents, since June 30, 2006, there has not been with respect to BCP or NEWCO any:

            (a)       sale or disposition of any material asset other than inventory in the ordinary course;

            (b)       payment of any dividend, distribution or other payment to any stockholder of BCP or to any relative of any such stockholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

            (c)        incurrence or commitment to incur any liability individually or in the aggregate material to BCP, except such liabilities under BCP's existing credit facilities and liabilities incurred in connection with the Merger;

            (d)       waiver, release, cancellation or compromise of any indebtedness owed to BCP or claims or rights against others, exceeding $25,000 in the aggregate;

            (e)       any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

            (f)         unusual or novel method of transacting business engaged in by BCP or any change in BCP's accounting procedures or practices or its financial or equity structure.

Section 3.12       Finder's Fees

            Neither BCP nor NEWCO nor any of BCP's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

Section 3.13       Compliance With Laws

            Neither BCP nor NEWCO is conducting or has conducted its business in violation of any Law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices, except any law the violation of which would not have an BCP Material Adverse Effect.

Section 3.14       Legal Proceedings

            Except as set forth in the BCP SEC Documents, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to BCP's knowledge threatened, against BCP or NEWCO which would have a BCP Material Adverse Effect.  There are no pending or, to BCP's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of BCP or NEWCO or any of their respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a BCP Material Adverse Effect.

Section 3.15       Employee Benefits

            BCP has not authorized any employee welfare plans or any equity compensation plans, nor has its Board of Directors authorized the reservation or issuance of any securities under any equity compensation plan.

Section 3.16       Taxes

            All federal, state, county and local income, excise, property or other tax returns required to be filed by BCP have been timely filed and all required taxes, fees and assessments have been paid or an adequate reserve therefor has been provided for in the BCP Financial Statements.  The federal income tax returns and state and foreign income tax returns of BCP have not been audited by the IRS or any other taxing authority within the past five years.  Neither the IRS nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to BCP or any of its operations or businesses.  There are no pending, or to the knowledge of BCP threatened, tax claims or assessments, and there are no pending, or to the knowledge of BCP threatened, tax examinations by any taxing authorities.  BCP has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of BCP for any year.

Section 3.17       Intellectual Property

            BCP has no patents, patent applications, trademarks, trademark registrations, trade names, copyrights, copyright registrations or applications therefor.  BCP has no knowledge of any infringements by BCP of any third party's intellectual property.

Section 3.18       Absence of Certain Business Practice

            Neither BCP nor any directors, officers, agents or employees of BCP (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 3.19       Issuances of Securities

            Except as set forth in the SEC Reports, BCP has not issued or committed itself to issue, and prior to the Effective Date will not issue or commit itself to issue, any BCP Shares or any options, rights, warrants or other securities convertible into BCP Shares, except as contemplated by this Agreement.

Section 3.20       Adverse Officer and Director Information

            During the past 5 year period neither BCP, nor, to its knowledge, any of its executive officers, members of executive management or directors, nor any Person intended upon consummation of the Merger to be nominated by BCP to become an executive officer, member of executive management or director of the Surviving Company or any successor entity or subsidiary, has been the subject of:

            (a)       a petition under the federal bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of BCP or such Person, or any partnership in which BCP or any such Person was a general partner at or within two years before the time of such filing, or any corporation or business association of which BCP or any such Person was an executive officer at or within two years before the time of such filing;

            (b)       a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

            (c)        any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining BCP or any such Person from, or otherwise limiting (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the United States Commodity Futures Trading Commission or the SEC or an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal, state or other securities laws or commodities laws;

            (d)       any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of BCP or any such Person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

            (e)       a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

            (f)         a finding by a court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

Section 3.21       Full Disclosure

            To the knowledge of BCP, none of the information supplied or to be supplied by or about BCP to WiFiMed concerning the Merger contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF WiFiMed

            WiFiMed represents, warrants and covenants as follows, except to the extent set forth on the corresponding sections of the Schedule of exceptions attached hereto and made a part hereof:

Section 4.01       Organization

            (a)       WiFiMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  WiFiMed is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.01, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of WiFiMed and would not delay or prevent the consummation of the transactions contemplated hereby (a "WiFiMed Material Adverse Effect").

            (b)       WiFiMed previously has delivered or provided access to BCP accurate and complete copies of WiFiMed's Certificate of Incorporation and Bylaws, each as currently in effect.  The corporate minute books of WiFiMed are complete and correct and the minutes and consents contained therein accurately reflect actions taken at a duly called and held meeting or by sufficient consent without a meeting.  All actions by WiFiMed, which required director or stockholder approval, are reflected on the corporate minute books of WiFiMed.  WiFiMed is not in violation or breach of, or in default with respect to, any term of its certificate of incorporation (or other charter documents) or Bylaws.

Section 4.02       Subsidiaries

            WiFiMed does not have, and on the Effective Date will not have, any subsidiaries, nor does it own any direct or indirect interest in any other business entity.

Section 4.03       Capitalization

            WiFiMed is authorized to issue 30,000,000 shares of WiFiMed Common Stock, par value $.01 per share, of which 7,387,796 shares are issued and outstanding.  WiFiMed is also authorized to issue 10,000,000 shares as preferred stock, par value $.01 per share of which 3,000,000 shares have been designated WiFiMed Series A Preferred Stock and 1,785,14 shares as WiFiMed Series B Preferred Stock.  There are currently issued and outstanding, 2,924,472 shares of WiFiMed Series A Preferred Stock and 950,824 shares of WiFiMed Series B Preferred Stock.  WiFiMed also has outstanding options to purchase 1,343,750 shares of common stock ("WiFiMed Options"), outstanding warrants to purchase 72,800 shares of WiFiMed Common Stock and outstanding warrants to purchase 428,928 shares of WiFiMed Series B Preferred Stock ("WiFiMed Warrants").  WiFiMed has reserved 3,000,000 shares of its common stock, pursuant to the terms of its 2004 Stock Option Plan.

            Except as set forth on Schedule 4.03 d, at the Effective Date, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating WiFiMed to issue, transfer or sell any shares of capital stock of WiFiMed or any other securities convertible into or evidencing the right to subscribe for any such shares.  WiFiMed is not subject to any obligation to repurchase or otherwise acquire any shares of its capital stock or other similar interest.  All issued and outstanding WiFiMed Shares are, and all WiFiMed Shares issued and outstanding at the Effective Date shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims, preemptive or similar rights and encumbrances.  All issued and outstanding shares of WiFiMed have not been issued in violation of any applicable federal or state securities or blue-sky laws.  No Person has any right of first refusal, right of participation, or any similar right with respect to disposition of the Pre-Merger WiFiMed Shares.

Section 4.04       Authority

            WiFiMed has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by WiFiMed's stockholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by WiFiMed's Board of Directors and the Stockholders and, except for the requisite approval of the Merger and the adoption of this Agreement by WiFiMed's stockholders, no other corporate proceedings on the part of WiFiMed are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  WiFiMed's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of WiFiMed and its stockholders and have determined to recommend to such stockholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by WiFiMed and, assuming this Agreement constitutes a legal, valid and binding agreement of BCP, constitutes a legal, valid and binding agreement of WiFiMed, enforceable against it in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

Section 4.05       No Violations; Consents and Approvals

            (a)       WiFiMed Stockholders.  The agreement of the holders of a majority of the outstanding WiFiMed voting stock is required to approve the Merger.  No other vote of the stockholders of WiFiMed is required by Law, the Certificate of Incorporation or Bylaws of WiFiMed or otherwise in order for WiFiMed to consummate the Merger and the transactions contemplated hereby.

            (b)       Contracts and Material Agreements.  Except as set forth on Schedule 4.05(b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by WiFiMed with any of the provisions hereof conflicts with, violates or results in any breach of (i) any contract, agreement, instrument or understanding to which WiFiMed is a party, or by which WiFiMed or any of its assets or properties is bound; or (ii) subject to the requisite approval of WiFiMed's stockholders, any Law applicable to WiFiMed or any of its respective assets or properties, excluding from the foregoing clauses conflicts, violations or breaches which, either individually or in the aggregate, would not have a WiFiMed Material Adverse Effect or materially impair WiFiMed's ability to consummate the transactions contemplated hereby.

            (c)        Governmental Entities.  No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by WiFiMed in connection with the execution and delivery of the Agreement or the consummation by WiFiMed of the transactions contemplated hereby, except (i) the filing of the appropriate merger documents with the Secretary of State of Delaware; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a WiFiMed Material Adverse Effect, or materially impair the ability of WiFiMed to perform its obligations hereunder.

            (d)       WiFiMed will take all corporate and other action and use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained in order to effectuate the consummation of the transactions contemplated by this Agreement.

Section 4.06       Related Party Contracts

            Except as set forth on Schedule 4.06, there are, and on the Effective Date there will be, no loans, leases, agreements, arrangements understandings or WiFiMed Contracts outstanding between WiFiMed and any of its officers, directors or affiliates or any Person related to or affiliated with any such officers or directors.

Section 4.07       Financial Statements

            WiFiMed furnished BCP with a true and complete copy of (i) the audited balance sheets of WiFiMed as of December 31, 2004 and December 31, 2005, and the related audited statements of income and statements of cash flow of WiFiMed for the fiscal years ended December 31, 2004 and December 31, 2005; and (ii) unaudited balance sheets and related unaudited income and unaudited statements of cash flow for the interim period ending June 30, 2006 (together items (i) and (ii) in this section are the "WiFiMed Financial Statements").  The WiFiMed Financial Statements fairly present in all material respects the financial position, results of operations and other information purported to be shown thereon of WiFiMed, at the dates and for the respective periods to which they apply.  All such WiFiMed Financial Statements have been audited by Rotenberg & Co. LLP and (i) are accompanied by Rotenberg & Co. LLP's audit report; (ii) were prepared in conformity with United States generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"); and (iii) have been adjusted for all normal and recurring accruals.

Section 4.08       Title to Assets

            WiFiMed, has, and on the Effective Date will have, good and marketable title to all of its furniture, fixtures, equipment, inventory and other assets owned by WiFiMed, and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature.  WiFiMed was, on the date of its most recent WiFiMed Financial Statements, the owner of its inventory as set forth in such WiFiMed Financial Statements and has good and marketable title thereto.

Section 4.09       Accounts Receivable

            The accounts receivable set forth in the WiFiMed Financial Statements represent amounts due for goods sold or services rendered by WiFiMed in the ordinary course of business and, except as reserved for in the WiFiMed Financial Statements, WiFiMed believes are collectable in the ordinary course of business, without any claims by the obligor for set-off, deductions or counterclaims.

Section 4.10       Liabilities; Claims

            Except as set forth on Schedule 4.11, there are, and on the Effective Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against WiFiMed (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the Financial Statements, other than (i) liabilities incurred in the ordinary course of business since December 31, 2005; (ii) taxes accrued on earnings since December 31, 2005 which are not yet due or payable; or (iii) other liabilities which do not exceed $150,000 in the aggregate.

Section 4.11       Compensation; Loans and Distributions

            Except as set forth on Schedule 4.11, since December 31, 2005, there have been, and through the Effective Date there will be (i) no bonuses or extraordinary compensation to any of the officers, members of executive management or directors of WiFiMed; (ii) no loans made to or any other transactions with any of the officers, members of executive management or directors of WiFiMed or their families or affiliates; and (iii) no dividends or other distributions declared or paid by WiFiMed to any officer, member of executive management, director or their families or affiliates.

Section 4.12       Absence of Certain Changes

            Since December 31, 2005, and except as set forth on Schedule 4.12, WiFiMed has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an WiFiMed Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.12, since December 31, 2005, there has not been with respect to WiFiMed any:

            (a)       sale or disposition of any material asset other than inventory in the ordinary course;

            (b)       other than in the ordinary course of business consistent with past practice, any purchase, sale, assignment or transfer of any material assets, mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens which do not, individually or in the aggregate, have a WiFiMed Material Adverse Effect;

            (c)        any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

            (d)       any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of WiFiMed;

            (e)       there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any asset or property of WiFiMed that was not in the ordinary course of business consistent with past practice;

            (f)         payment of any dividend, distribution or other payment to any stockholder of WiFiMed or to any relative of any such stockholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

            (g)       incurrence or commitment to incur any liability individually or in the aggregate material to WiFiMed, except such liabilities under WiFiMed's existing credit facilities and liabilities incurred in connection with the Merger;

            (h)        waiver, release, cancellation or compromise of any indebtedness owed to WiFiMed or claims or rights against others, exceeding $25,000 in the aggregate;

            (i)         any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles;

            (j)         unusual or novel method of transacting business engaged in by WiFiMed  or any change in WiFiMed's accounting procedures or practices or its financial or equity structure;

            (k)        any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice;

            (l)         WiFiMed has not ceased to transact business with any customer, or received notice that any customer intends to cease transacting business with WiFiMed, that, as of the date of such cessation or notice, represented more than 5% of the annual gross revenues of WiFiMed for the fiscal year ended December 31, 2005;

            (m)      any issuance or sale of any stock, notes, bonds or other securities or pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto;

            (n)        there has been no termination or resignation of any key employee or officer of WiFiMed, and to the knowledge of WiFiMed, no such termination or resignation is threatened;

            (o)       except as enumerated in Schedule 4.11, there has been no loan by WiFiMed, or guaranty by WiFiMed of any loan, to any employee, officer, director, stockholder or affiliate of WiFiMed; or

            (p)       any amendment to WiFiMed's Certificate of Incorporation or Bylaws;

Section 4.13       Finder's Fees

            Neither WiFiMed nor any of WiFiMed's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

Section 4.14       Compliance With Laws

            WiFiMed is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any governmental entity necessary for WiFiMed to own, lease and operate its properties or otherwise to carry on its business as it is now being conducted (collectively the "WiFiMed Permits"), except where the failure to be in possession of any such WiFiMed Permit would not have a WiFiMed Material Adverse Effect. As of the date of this Agreement, none of the WiFiMed Permits have been suspended or canceled nor is any such suspension or cancellation pending or, to the knowledge of WiFiMed, threatened, nor has WiFiMed received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws in respect of such WiFiMed Permits, except in each case, where it would not have a WiFiMed Material Adverse Effect.  WiFiMed is in conflict with, or in default or violation of (i) any law applicable to WiFiMed or by which any property or asset of WiFiMed is bound or affected except where any such conflict, default or violation would not have a WiFiMed Material Adverse Effect; or (ii) any WiFiMed Permits except where any such conflict, default or violation  would not have an WiFiMed Material Adverse Effect.

Section 4.15       Legal Proceedings

            There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending, or to WiFiMed's knowledge, threatened, directly or indirectly involving WiFiMed or its officer, directors, employees or affiliates, individually or in the aggregate, in which an unfavorable determination could result in suspension or termination of WiFiMed's business or authority to conduct such business in any jurisdiction or could result in the payment by WiFiMed of more than $25,000, or challenging the validity or propriety of the transactions contemplated by this Agreement.  WiFiMed is not a Party to any order, judgment or decree, which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of WiFiMed.

Section 4.16       Employee Benefits

            (a)       All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by WiFiMed or to which WiFiMed contributes are listed on Schedule 4.16.  In addition, Schedule 4.16 separately sets forth any Plans, which WiFiMed, or any affiliate or predecessor of WiFiMed, maintained or contributed to within the six years preceding the date hereof.

            (b)       The Plans comply, in all material respects, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable.  Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

            (c)        WiFiMed and, to its knowledge, any other Party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such Party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their respective terms.  WiFiMed has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

            (d)       WiFiMed has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.16.  WiFiMed has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement.  Neither WiFiMed, nor any affiliate or predecessor of WiFiMed, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA); (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA); (iii) any severance plan or policy; or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

            (e)       There are no actions, suits or claims pending (other than routine claims for benefits) or, to WiFiMed's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against WiFiMed or any other Party with respect to any of the Plans.

Section 4.17       Taxes

            All federal, state, county and local income, excise, property and other tax returns required to be filed by WiFiMed are true and correct in all material respects and have been timely filed, and all required taxes, fees or assessments have been paid or an adequate reserve therefor has been established in the WiFiMed Financial Statements.  The federal income tax returns and state and foreign income tax returns of WiFiMed have not been audited by the Internal Revenue Service ("IRS") or any other taxing authority within the past five years.  Neither the IRS nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to WiFiMed or any of its operations or businesses.  There are no pending, or to the knowledge of WiFiMed, threatened, tax claims or assessments, and there are no pending, or to the knowledge of WiFiMed, threatened, tax examinations by any taxing authorities.  WiFiMed has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of WiFiMed for any year.

Section 4.18       Intellectual Property

            (a)       Set forth on Schedule 4.18 is a true and complete list of all material proprietary technology, patents, trademarks, trade names, service marks and registered copyrights (and all pending applications or current registrations for any of the foregoing), and all licenses granted to WiFiMed by third Parties of patent rights, trademark rights, trade name rights and service mark rights, used by WiFiMed in the conduct of its business, together with trade secrets and know how used in the conduct of its business ("WiFiMed Intellectual Property Rights").  WiFiMed owns, or has validly licensed or otherwise has the right to use or exploit, as currently used or exploited, and as contemplated to be used and exploited in the future, all of the WiFiMed Intellectual Property Rights, free of any lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise).

            (b)       Except as set forth on Schedule 4.18(b), no claims are pending or threatened against WiFiMed that WiFiMed is infringing or otherwise violating the rights of any Person with regard to any WiFiMed Intellectual Property Right or that any WiFiMed Intellectual Property Right is invalid or unenforceable.  No Person is infringing the rights of WiFiMed with respect to any WiFiMed Intellectual Property Right nor, to the knowledge of WiFiMed, has any Person threatened to do so.

            (c)        Neither WiFiMed, nor any of its employees, agents or independent contractors, in connection with the performance of such Person's services with WiFiMed, as the case may be, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person without the right to do so, or otherwise violated any confidential relationship with any other Person, other than such actions that were not, or would not reasonably be expected to be, materially adverse to the business of WiFiMed.

            (d)       Except as set forth on Schedule 4.18(d), all former and current consultants or contractors of WiFiMed have executed and delivered written instruments with WiFiMed, that assign to WiFiMed all rights to any inventions, improvements, discoveries or information developed by them for or on behalf of WiFiMed.  All employees of WiFiMed who participated in the creation or contributed to the development of the WiFiMed Intellectual Property Rights were employees of WiFiMed at the time of rendering such services, such services were within the scope of their employment and such employees have validly assigned all rights to the WiFiMed Intellectual Property Rights to WiFiMed.

            (e)       WiFiMed has taken all such security measures as it has determined are commercially reasonable and appropriate, including entering into appropriate confidentiality and nondisclosure agreements with all of their employees, consultants and contractors, and any other Persons with access to the WiFiMed Intellectual Property Rights, trade secrets or know how of WiFiMed, to protect the secrecy, confidentiality and value of all such WiFiMed Intellectual Property Rights, trade secrets or know how and there has not been any breach by WiFiMed, nor, to the knowledge of WiFiMed, any other Party to any such related agreements, other than such that could not reasonably be expected to cause a material adverse effect to WiFiMed.

Section 4.19       Absence of Certain Business Practices

            Neither WiFiMed, nor any directors, officers, agents or employees of WiFiMed (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 4.20       Insurance

            WiFiMed has, and on the Effective Date will have, maintained casualty and liability policies and other insurance policies with respect to its business which are appropriate and customary for businesses similar in size, industry and risk profile.  Copies of all of the policies of insurance and bonds presently in force with respect to WiFiMed, including without limitation those covering properties, buildings, machinery, equipment, worker's compensation, product liability, officers and directors and public liability, have been made available to BCP.  All such insurance is outstanding and in full force and effect, with all premiums thereon duly paid, and WiFiMed has not received any notice of cancellation of any such policies.

Section 4.21       Adverse Officer and Director Information

            Except as set forth on Schedule 4.21, during the past 5 year period neither WiFiMed, nor, to its knowledge, any of its executive officers, members of executive management or directors, nor any Person intended upon consummation of the Merger to be nominated by WiFiMed to become an officer, member of executive management or director of the Surviving Company or any successor entity or subsidiary, has been the subject of:

            (a)       a petition under the federal bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of WiFiMed or such Person, or any partnership in which WiFiMed or any such Person was a general partner at or within two years before the time of such filing, or any corporation or business association of which WiFiMed or any such Person was an executive officer at or within two years before the time of such filing;

            (b)       a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

            (c)        any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining WiFiMed or any such Person from, or otherwise limiting (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the United States Commodity Futures Trading Commission or the SEC or an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal, state or other securities laws or commodities laws;

            (d)       any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of WiFiMed or any such Person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

            (e)       a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

            (f)         a finding by a court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

Section 4.22       Material Contracts

            Copies of all agreements, WiFiMed, letters of intent, arrangements, understandings and commitments, whether written or oral, to which WiFiMed is or on the Effective Date will be, a Party, or from which WiFiMed will receive substantial benefits and which are material to WiFiMed, have been delivered or made available to BCP or its counsel and are listed hereto on Schedule 4.22 ("WiFiMed Contracts").  Any WiFiMed Contracts entered into between the date hereof and the Effective Date will be delivered to BCP or its counsel prior to Closing.  The validity and enforceability of, and rights of WiFiMed contained in, each such WiFiMed Contract shall not be adversely effected by the Merger or the transactions contemplated hereby or any actions taken in furtherance hereof.  WiFiMed is not, and on the Effective Date will not be, in material default under any WiFiMed Contract.

Section 4.23       Full Disclosure.

            No provision of this Article IV or any Schedule or any document or agreement furnished by WiFiMed or the WiFiMed stockholders contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

ARTICLE V.   COVENANTS OF BCP AND WiFIMED

Section 5.01       WiFiMed Private Placement

            The Parties acknowledge that WiFiMed is conducting a private placement and the WiFiMed Offering Shares and Warrants shall be included within the Pre-Merger WiFiMed Shares.

Section 5.02       Conduct of Business of BCP, NEWCO, and WiFiMed

            Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Date, each of BCP, NEWCO, and WiFiMed will conduct its operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement.

            Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Date, neither BCP, nor NEWCO, nor WiFiMed will not, without the prior written consent of the other parties:

            (a)       amend its Certificate of Incorporation or Bylaws;

            (b)       authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

            (c)        recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

            (d)       (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

            (e)       (i)  increase in any manner the rate of compensation of any of its directors, officers or other employees; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans;

            (f)         sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

            (g)       enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

            (h)        authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

            (i)         engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

            (j)         authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the respective representations or warranties of BCP, NEWCO, or WiFiMed contained in this Agreement untrue or incorrect or prevent BCP, NEWCO, or WiFiMed from performing or cause BCP, NEWCO, or WiFiMed not to perform its covenants hereunder in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied.

Section 5.03       No Solicitation

            All parties to this Agreement agree that, prior to the Effective Date, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action.  For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between WiFiMed, BCP and NEWCO contemplated by this Agreement) involving WiFiMed (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of WiFiMed, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of 20% or more of the outstanding shares of capital stock of WiFiMed or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by WiFiMed of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.04       Confidentiality

            (a)       Access to Information.  From the date of this Agreement until the Effective Date, WiFiMed will provide BCP and BCP will provide WiFiMed, and their respective lenders and authorized representatives (including counsel, other consultants, accountants and auditors) full reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of WiFiMed, BCP and NEWCO, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

            (b)       Confidential Treatment of Information.  BCP and WiFiMed will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement, other than documents or information which (i) are available to the public; (ii) are or become known by BCP or WiFiMed from a source other than WiFiMed or BCP, as the case may be, other than by a breach of a confidentiality obligation owed to WiFiMed or BCP, respectively; or (iii) are required by law to be disclosed.

Section 5.05       Preparation of Information Statement

            (a)       As promptly as practicable after the execution of this Agreement, BCP will prepare and file with the SEC and mail to its stockholders a notice that complies with Rule 14f-1 under the Exchange Act and will prepare and use commercially reasonable efforts to file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement.  BCP and WiFiMed shall promptly supply the other with any information, which may be required in order to effectuate any filings pursuant to this Section 5.05.

            (b)       None of the information regarding WiFiMed to be supplied by WiFiMed for inclusion or incorporation by reference in the Information Statement to be filed by BCP will, in the case of the Information Statement, at the time it is first made available to stockholders of BCP, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made.  If at any time prior to the Effective Date any event with respect to WiFiMed shall occur which is required to be described in the Information Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law disseminated to the stockholders of BCP.  The Information Statement will (with respect to WiFiMed) comply as to form in all material respects with the provisions of the Exchange Act.

Section 5.06       Officer and Board Resignations

            On the Effective Date, all of the officers and directors of BCP, except for Marshall Sterman, shall resign and the persons designated by WiFiMed shall be appointed as directors of BCP, to fill the vacancies created thereby.

Section 5.07       Tax Treatment

            None of BCP, NEWCO or WiFiMed shall knowingly take any action that could reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 5.08       Reasonable Efforts; Other Actions

            WiFiMed, BCP and NEWCO each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger treatment as a tax-free reorganization; and (ii) the obtaining of all necessary consents, approvals or waivers under their respective material contracts.

Section 5.09       Public Announcements

            Before issuing any press release or otherwise making any public statement with respect to the Merger, BCP, NEWCO and WiFiMed will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

Section 5.10       Notification of Certain Matters

            Each of WiFiMed and BCP shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Date, under any contract material to the financial condition, properties, businesses or results of operations of WiFiMed or BCP, as the case may be, to which it is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change; or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  Each party shall use its best efforts to prevent or promptly remedy the same.

Section 5.11       Expenses

            Except as otherwise provided herein, BCP and WiFiMed shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement, the Information Statement/Prospectus and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants.

Section 5.12       State Antitakeover Laws

            If any "fair price" or "control share acquisition" statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, BCP and WiFiMed and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.13       Satisfaction of Conditions

            WiFiMed agrees to use its best efforts to cause each of the conditions set forth in Article VI to BCP and NEWCO proceeding with the Closing to be satisfied on or before the Closing Date.  BCP and NEWCO agree to use their respective best efforts to cause each of the conditions set forth in Article VII to WiFiMed proceeding with the Closing to be satisfied on or before the Closing Date.

ARTICLE VI.   CONDITIONS TO THE OBLIGATIONS OF NEWCO AND BCP

            The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any one or more of which may be waived in a writing signed by NEWCO and BCP:

Section 6.01       Audited Financials

            WiFiMed shall deliver (i) the audited balance sheets of WiFiMed as of December 31, 2004 and December 31, 2005, and the related audited statements of income and statements of cash flow of WiFiMed for the fiscal years ended December 31, 2004 and December 31, 2005; and (ii) unaudited balance sheets and related unaudited income and unaudited statements of cash flow for the interim period ending June 30, 2006 (the "WiFiMed Financial Statements").

Section 6.02       Conversion of Series A and B Preferred Stock

            Prior to the Closing, WiFiMed shall effect a conversion of its Series A and Series B Preferred Stock at a rate of 1:1 so that no shares of preferred stock remain outstanding.

Section 6.03       Representations Accurate

            The representations and warranties of WiFiMed contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

Section 6.04       Performance

            WiFiMed shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

Section 6.05       Officer's Certificate

            BCP and NEWCO shall have received a duly executed certificate signed by the President or Chairman of WiFiMed certifying as to (i) compliance with the conditions set forth in Sections 6.02, 6.03 and 6.04; (ii) the accuracy and completeness of the Bylaws of WiFiMed and the director and stockholder resolutions of WiFiMed approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of WiFiMed.

Section 6.06       Certified Certificate of Incorporation

            BCP and NEWCO shall have received a certificate of the Secretary of State of the State of Delaware certifying the Certificate of Incorporation of WiFiMed and all amendments thereof, dated not more than 10 days prior to the Closing Date.

Section 6.07       Good Standing

            BCP shall have received a certificate of good standing, or its equivalent, dated no more than 10 days prior to the Closing Date, from the State of incorporation of WiFiMed and each other State in which WiFiMed is qualified to do business as set forth on Schedule 4.01.

Section 6.08       Material Adverse Change

            There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of WiFiMed.

Section 6.09       Certificate of Merger

            WiFiMed shall have delivered to BCP the Certificate of Merger as executed by duly authorized officers of WiFiMed.

Section 6.10       Injunction Illegality

            No preliminary or permanent injunction, or other order decreed by any federal or state court, which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted).  No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

Section 6.11       Compliance with Securities Laws

            There shall have been full compliance with the applicable securities or "blue sky" laws and regulations of any state or other governmental body having jurisdiction over the Merger.

Section 6.12       Voting Agreements

            A majority of the beneficial holders of the voting capital stock of WiFiMed as set forth on Schedule 6.12 shall have each executed and delivered a proxy and voting agreement, agreeing to vote in favor of the transactions contemplated hereby.

Section 6.13       Consents

            BCP shall have received copies of consents of stockholders and all third parties necessary for WiFiMed to execute, deliver and perform this Agreement and consummate the Merger.

Section 6.14       General

            All required action hereunder shall have been taken by WiFiMed in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to BCP.

ARTICLE VII.   Conditions TO THE Obligations of WiFiMed

            The obligations of WiFiMed to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by WiFiMed:

Section 7.01        BCP Name Change, Disposal of Assets, Reverse Split and Increase in Authorized Capital

            At or prior to the Closing Date, BCP shall change its corporate name to WiFiMed Holdings Company, Inc., change its state of incorporation to Delaware, dispose of all of its assets, implement a reverse split of its Common Stock at a ratio of 1-for-10 and amend its certificate of incorporation to increase its authorized capital to 75,000,000 shares.

Section 7.02       Adoption of BCP Stock Compensation Plan

            BCP shall have established  a stock option with substantially identical terms as WiFiMed's stock option plan.  The Plan shall comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable.

Section 7.03       Representations Accurate

            The representations and warranties of BCP and NEWCO contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

Section 7.04       Performance

            BCP and NEWCO shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

Section 7.05       Compliance Certificate

            WiFiMed shall have received a certificate signed by the President or Chairman of each of BCP and NEWCO certifying as to (i) compliance with the conditions set forth in Sections 7.01, 7.02, 7.03 and 7.04; (ii) the accuracy and completeness of the Bylaws of NEWCO and, as applicable, the director and stockholder resolutions of BCP and NEWCO approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of BCP and NEWCO.

Section 7.06       Certified Certificate of Incorporation

            WiFiMed shall have received certificates of the Secretary of State of Delaware certifying the Articles of Incorporation of BCP and the Articles of Incorporation of NEWCO and all amendments thereof, dated not more than 10 days prior to the Closing Date.

Section 7.07       Good Standing

            WiFiMed shall have received a certificate of good standing, or its equivalent, dated no more than 10 days prior to the Closing Date, from the state of incorporation of BCP and NEWCO and each other state in which BCP and NEWCO are qualified to do business.

Section 7.08       Material Adverse Change

            There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of BCP or NEWCO.

Section 7.09       Legal Action

            There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

Section 7.10       Certificate of Merger

            NEWCO shall have delivered to WiFiMed the Certificate of Merger, executed by duly authorized officers of NEWCO.

Section 7.11       Injunction Illegality

            No preliminary or permanent injunction, or other order decreed by any federal or state court, which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted).  No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

Section 7.12       Consents

            WiFiMed shall have received copies of consents of stockholders and all third parties necessary for BCP to execute, deliver and perform this Agreement and consummate the Merger.

Section 7.13       General

            All required action hereunder shall have been taken by BCP in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to WiFiMed.

Section 7.14       Compliance with Securities Laws

            There shall have been full compliance with the applicable securities or "blue sky" laws and regulations of any state or other governmental body having jurisdiction over the Merger.

ARTICLE VIII.   TERMINATION OF AGREEMENT

Section 8.01       Termination

            This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of WiFiMed and BCP:

            (a)       By mutual agreement of the parties hereto at any time prior to the Closing;

            (b)       By the Board of Directors of BCP at any time prior to the Closing, if:

                        (i)         a condition to performance by BCP under this Agreement or a covenant of WiFiMed contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition; or

                        (ii)        a material default or breach of this Agreement shall be made by WiFiMed;

            (c)        By WiFiMed at any time prior to the Closing, if:

                        (i)         a condition to WiFiMed's performance under this Agreement or a covenant of BCP contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition; or

                        (ii)        a material default or breach of this Agreement shall be made by BCP; or

                        (iii)       BCP fails to file its periodic reports with the SEC on a timely basis;

            (d)       By either party if BCP has not filed a definitive information statement with the Securities and Exchange Commission prior to November 30, 2006.

Section 8.02       Procedure for Termination

            In the event of termination and abandonment of the Merger by BCP or WiFiMed pursuant to this Article VIII, written notice shall be given to the other party.

Section 8.03       Effect of Termination

            In the event of termination of this Agreement pursuant to this Section 8, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 8 and in Sections 5.04, 5.09, 5.11, 6.04 and 7.04;  provided however, that in the case of a termination pursuant to a material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggravated party or parties in connection with this Agreement, and no party to this Agreement shall be entitled to any injunctive relief.

ARTICLE IX.   MISCELLANEOUS

Section 9.01       Notices

            All notices, requests, and other communications shall be deemed to be duly given if sent by confirmed facsimile transmission, email or receipted overnight courier addressed to the other party at the address as set forth below:

If to BCP or NEWCO:           Bellacasa Productions, Inc.
                                               68 Phillips Beach Avenue
                                               Swampscott, MA  01907
                                               ATTN:  Marshall Sterman
                                               Facsimile: (781) 598-6492
                                               Email: marshallsterman@comcast.net

If to WiFiMed:                       WiFiMed, Inc.
                                              3320 Keenland Road
                                               Marietta, GA 30062
                                               ATTN:  Jeffrey A. Simon
                                               Facsimile: (678) 623-8150
                                               Email: jasimon@WiFi-med.com

Section 9.02       Binding Effect

            Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the Parties hereto any rights or benefits hereunder.

Section 9.03       Headings

            The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

Section 9.04       Exhibits and Schedules

            The exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

Section 9.05       Counterparts

            This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

Section 9.06       Governing Law

            This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles thereof.

Section 9.07       Waivers

            Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance.  No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

Section 9.08       Pronouns

            The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

Section 9.09       Joint Drafting

            This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.

Section 9.10       Time Periods

            Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

Section 9.11       Modification

            No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the Parties hereto and that specifically refers to this Agreement.

Section 9.12       Severability

            If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.  To the extent permitted by applicable law, each party waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 9.13       Survival of Representations and Warranties and Covenants

            The representations, warranties and covenants (other than any covenants which by their terms continue for more than one year after the Effective Date which will continue in accordance with such terms) of WiFiMed, BCP and NEWCO shall survive for two (2) years after the Effective Date.  The respective representations and warranties of BCP, NEWCO and WiFiMed contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

Section 9.14       Entire Agreement

            This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the Parties concerning the subject matter hereof.  All negotiations among the Parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the Parties other than those incorporated herein and to be delivered hereunder.

[SIGNATURE PAGE TO FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first written.

BELLACASA PRODUCTIONS, INC.
a Nevada corporation

By:  /s/Marshall Sterman
Marshall Sterman
Chairman
WIFIMED ACQUISITION, INC.
a Delaware corporation

By:  /s/Marshall Sterman
Marshall Sterman
Chairman
WiFiMed, INC.
a Delaware corporation

/s/Jeffrey A. Simon
Jeffrey A. Simon
CEO and President

SCHEDULE 1.05

Directors and Executive Officers of Surviving Corporation

Jeffrey A. Simon ─ President, CEO and Director

Mark A. Bloomberg, MD ─ Executive Vice President, Chief Medical Officer

Kevin M. Charest ─ Executive Vice President of Sales

Marshall Sterman ─ Chairman

Richard F. Burtt ─ Director

David Hubbard ─ Director

SCHEDULE 3.02

BCP Subsidiaries

Aquamer, Inc.

SCHEDULE 3.03(a)

BCP Capitalization

Authorized Shares of Common Stock1:                                 50,000,000
Authorized Shares of Preferred Stock:                                  25,000,000
------------------------------------------------------------------------------------------
Outstanding Shares of Common Stock                                  39,479,648
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Common Stock Warrants2:              265,000
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Options3:                                         600,000

1          BCP has reserved 5,000,000 shares of its common stock, pursuant to the terms of its 1998 Stock Option Plan, as amended in 2006.
2          180,000 @$0.10 expire January 2007; 85,000 @$0.30 expire November 2008
3          400,000 @$0.15 expire February 2010; 200,000 @$0.20 expire February 2010

SCHEDULE 3.06

BCP Related Party Transactions

None

SCHEDULE 3.11

BCP Absence of Certain Changes

a)  Disposition of 100% of stock of Aquamer, Inc.

SCHEDULE 4.01

WiFiMed Qualifications

Georgia

Massachusetts

Florida

New York

SCHEDULE 4.03

WiFiMed Capitalization

Authorized Shares of Common Stock1:                                 30,000,000
      Founder's Shares                                                              2,200,000
      Common Shares                                                               1,412,500
      Options                                                                            1,343,750
      Warrants                                                                             498,728
Authorized Shares of Preferred Stock:                                  10,000,000
      Series A Preferred Stock:                                                 2,924,472
      Series B Preferred Stock:                                                    950,824
Outstanding Shares of Common Stock:                                   2,952,500
Shares of Common Stock Issuable Upon
      Conversion of Series A Preferred Stock:                           2,924,572
Shares of Common Stock Issuable Upon
      Conversion of Series B Preferred Stock:                              950,824
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Common Stock Warrants2:             498,728
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Options:                                      1,343,750
Fully-Diluted Common Shares Outstanding:                            8,731,546
___________________ ______________________________________

1              WiFiMed has reserved 3,000,000 shares of its common stock, pursuant to the terms of its 2004 Stock Option Plan.

SCHEDULE 4.05(b)

WiFiMed Consents and Approvals

None

SCHEDULE 4.06

WiFiMed Related Party Contracts

See Schedule 4.11 and 4.22

SCHEDULE 4.11

WiFiMed Compensation; Loans and Distributions

New employee Hire	Salary	Commission
Kevin Charest	$150,000	1% Company Sales
Frank Martin	$120,000	1% Southeast region sales and 15% of Martin Sales
Ralph Bonafiglia	$100,000	1% Western region sales and 10% of Bonafiglia Sales
Jeanette Nohe	$50,000

Promissory Notes	Loan Amount
Jeff Simon	$28,306.75
Maria Spenser	$125,000.00
Jeffrey Simon	$55,000.00
Hugh McLeod	$50,000.00

The above loans are bridge loans which are convertible including interest into equity at $0.85 per share and will be rewarded 3-year warrants at $1.00 per share equivalent to 25% of loaned amount.

SCHEDULE 4.12

WiFiMed Absence of Certain Changes

None

SCHEDULE 4.16

WiFiMed Employee Benefits

WiFiMed currently has the following benefit program:
·        3 or 4 weeks of vacation per year accumulated on a pro-rated monthly basis with full rollover to next year for vacation not used
·        Payment of Health Insurance carried by employee of up to $500 per month
·        Cell Phone service
·        Home Broadband service
·        Non-qualified employee stock option program

WiFiMed intends to implement a health insurance, dental and long-term disability program for all its employees.

SCHEDULE 4.18

WiFiMed Intellectual Property

Patents

Description	Type	Number	File Date
Patient Workflow Process ("PWP")	Utility	10/935,448	09/17/04
Patient Workflow Process ("PWP")	International	WO 2006/028464 A1	03/16/06
Global Synchronization Technology ("GST")	Utility	11/207,156	10/19/05
Cross Mapping Technology ("CMT")	Utility	11/492,977	07/26/06
Transcription Free Dictation ("TFD")	PENDING
Complex Reporting Administration and Multiphase Processor	PENDING

Trademark

"Tablet MD"	78/275208	07/16/03

In addition, WiFiMed utilizes numerous trade secrets in its business.

SCHEDULE 4.18(b)

WiFiMed Intellectual Property – Pending Claims

None

SCHEDULE 4.18(d)

WiFiMed Intellectual Property – Assignment of Rights

All rights by developers Jeffrey Allen Simon and Ronald J. Sampson Jr. have been assigned to WiFiMed, Inc.

SCHEDULE 4.21

WiFiMed Adverse Officer and Director Information

None.

SCHEDULE 4.22

WiFiMed Material Contracts

Customer Contracts

Massachusetts General Hospital ─ Development and Royalty Agreement
Morton Hospital and Medical Center ─ OB/GYN Specialty
New England Baptist Hospital ─ Delirium Study
Atlanta Orthopaedic Associates ─ Orthopedic Specialty
Center for Eating Disorders ─ Psychiatry

Employment Agreements

Jeffrey Simon
Jeffrey James
Mark Bloomberg
Jeanette Nohe
Kevin Charest
Frank Martin
Chris Bonafiglia

SCHEDULE 6.12

Voting Agreements

WiFiMed currently has 52 shareholders holding 7,387,795 shares of WiFiMed equity.  Of those shareholders as of September 14, 2006, 31 shareholders holding 4,274,390 shares representing 57.9% of the total shares outstanding have voted in favor of the merger.  There are currently no dissenting votes.